UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 9, 2010

BNC BANCORP

(Exact name of registrant as specified in its charter)

North Carolina	000-50128	47-0898685
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

1226 Eastchester Drive

High Point, North Carolina 27265

(Address of principal executive offices)

(336) 476-9200

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On April 15, 2010, BNC Bancorp (the “Company”), filed a Current Report on Form 8-K to report that its wholly-owned subsidiary, Bank of North Carolina (the “Bank”) had entered into a purchase and assumption agreement with the Federal Deposit Insurance Corporation (the “FDIC”) on April 9, 2010, to acquire certain assets and certain liabilities of Beach First National Bank (“Beach First”), a South Carolina based nationally chartered bank headquartered in Myrtle Beach, South Carolina. In that filing, the Company indicated that it would file an amendment to the Form 8-K no later than June 25, 2010 to provide financial information to the extent required by Item 9.01 of Form 8-K. This Current Report on Form 8-K/A is being filed to update the disclosures in Item 2.01 and to provide financial information to the extent required by Item 9.01.

As permitted by a request for waiver submitted to the Securities and Exchange Commission (“SEC”) in accordance with the guidance provided in Staff Accounting Bulletin Topic 1: K, Financial Statements of Acquired Troubled Financial Institutions (“SAB 1: K”), the Company has omitted certain financial information of Beach First required by Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X and the related pro forma financial information required under Article 11 of Regulation S-X under certain circumstances, including a transaction such as the one set forth in the Agreement, in which the Registrant engages in an acquisition of a troubled financial institution for which historical financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On April 9, 2010, the Bank acquired certain assets and assumed certain liabilities of Beach First from the FDIC, as receiver for Beach First, pursuant to the terms of a purchase and assumption agreement entered into by the Bank with the FDIC on April 9, 2010 (the “Agreement”). Beach First was established in 1995 and operated from seven locations in Coastal South Carolina—two in Myrtle Beach, one in North Myrtle Beach, one in Surfside Beach in Horry County, one in Litchfield in Georgetown County, and two in Hilton Head in Beaufort County, South Carolina. The Bank now operates from the above seven locations under the trade name BNC Bank. The addition of the seven locations brings the Bank’s total banking centers to 24 locations within the Carolinas.

Under the terms of the Agreement, the Bank acquired certain assets of Beach First with a fair value of approximately $581.9 million, including $356.8 million of loans, $60.0 million of investment securities, $61.1 million of cash and due from banks, $6.7 million of other real estate owned, $87.8 million of FDIC indemnification asset, $1.1 million of core deposit intangible and $8.4 million of other assets. The Bank also assumed liabilities with a fair value of approximately $570.1 million, including $500.0 million of insured and uninsured deposits, but excluding certain brokered deposits, $60.6 million of borrowings, $7.4 million in deferred tax liability and $2.1 million of other liabilities. The fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820: Fair Value Measurements and Disclosures. The fair value amounts are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The terms of the Agreement provide for the FDIC to indemnify the Bank against claims with respect to liabilities of Beach First not assumed by the Bank and certain other types of claims listed in the Agreement.

In connection with the acquisition of Beach First, the Bank entered into loss-sharing agreements (the “loss-share agreements”) with the FDIC that collectively cover approximately $487.8 million of Beach First’s loans and approximately $8.7 million of other real estate owned. The Bank will share in the losses, which begins with the first dollar of loss occurred, of the loan pools (including single-family residential mortgage loans and commercial loans) covered (“covered loans”) and other real estate owned under the loss-share agreements. Pursuant to the terms of the loss-share agreements, the FDIC is obligated to reimburse the Bank 80% of eligible losses with respect to covered loans and other real estate owned.

The Bank has a corresponding obligation to reimburse the FDIC for 80% of eligible recoveries with respect to covered loans and other real estate owned. The loss-share agreements for commercial and single-family residential mortgage loans are in effect for five years and ten years, respectively, from the April 9, 2010 acquisition date.

In addition, on June 14, 2020 (the “True-Up Measurement Date”), the Bank has agreed to pay to the FDIC 50% of the excess, if any, of (i) 20% of $136 million less (ii) the sum of (A) 25% of the asset premium (discount), plus (B) 25% of the cumulative shared loss payments (defined as the aggregate of all loss sharing payments made by the FDIC to the Bank under the loss sharing agreements minus the aggregate of all reimbursement payments made by the Bank to the FDIC under the loss sharing agreements), plus (C) the period servicing amounts for any 12-month period prior to and ending on the True-Up Measurement Date (defined as the product of the simple average of the principal amount of shared loss loans and shared loss assets (other than shared loss securities) at the beginning of the period, times 1%.

The Bank did not immediately acquire all the real estate, banking facilities, furniture or equipment of Beach First as part of the Agreement. The Bank has the option to purchase or lease the real estate and furniture and equipment from the FDIC through July 8, 2010, as may be further extended by the FDIC. Acquisition costs of the real estate, banking facilities, furniture and equipment will be based on current appraisals by independent appraisers. Currently, all banking facilities and equipment are being leased from the FDIC on a month-to-month basis during the term of the purchase option.

The terms of the Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities and assets of Beach First or any of its affiliates not assumed or otherwise purchased by the Bank, with respect to claims made by shareholders of Beach First National Bancshares, Inc., the holding company for Beach First, and with respect to claims based on any action by Beach First’s directors, officers, and other employees. Because this was a FDIC-assisted transaction of a failed bank, the stockholders of Beach First National Bancshares, Inc. received no consideration as a result of the Bank’s acquisition of Beach First’s assets.

The foregoing summary of the Agreement, including the loss-share agreements, is not complete and is qualified in its entirety by reference to the full text of the Agreement and certain exhibits attached thereto, a copy of which was previously attached as Exhibit 2.1 to the Current Report on Form 8-K filed with the SEC on April 15, 2010 and is incorporated by reference into this Item 2.01.

Item 9.01	Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on April 9, 2010, the Bank acquired certain assets and assumed certain liabilities of Beach First pursuant to the Agreement with the FDIC. A narrative description of the anticipated effects of the acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and related notes of the Company, which have been filed with the SEC and the audited statement of assets acquired and liabilities assumed of Beach First, which is attached hereto as Exhibit 99.1.

The acquisition increased the Bank’s total assets and total liabilities by $581.9 million and $570.1 million, respectively. The acquisition is expected to positively affect the Bank’s operating results, to the extent that the Bank earns more from the interest earned on its assets than it pays on its liabilities. The Bank’s ability to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Bank has determined that the acquisition of the net assets of Beach First constitutes a business combination as defined by FASB ASC Topic 805: Business Combinations. Accordingly, the assets acquired and liabilities assumed as of April 9, 2010 are presented at their estimated fair values. In many cases, the determination of these fair values required management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.

Financial Condition. In the acquisition, the Bank purchased $356.8 million in loans at fair value, net of a $130.9 million discount. This amount represents approximately 33.3% of the Bank’s total loans (net of the allowance for loan losses) at March 31, 2010. Other real estate acquired was $6.7 million at fair value. Approximately $11.9 million in net after-tax gain, a FDIC indemnification asset of $87.8 million and a $1.1 million core deposit intangible were recorded in connection with this FDIC-assisted transaction. In addition, the Bank acquired $61.1 million in cash and due from banks, $60.0 million in investment securities at fair value and $8.4 million of other assets.

Investment Portfolio. The Bank acquired $60.0 million of investment securities at estimated fair market value from the acquisition. The acquired securities were predominantly U.S. Government agency and U.S. Government sponsored enterprise debt and enterprise sponsored mortgage-backed securities. The Bank classified these investment securities as available for sale securities.

The following table presents the composition of the investment securities portfolio acquired at April 9, 2010:

(In thousands)
U.S. Government agency obligations	$26,719
Mortgage-backed securities	32,184
State and municipal securities	1,058

Total investment securities	$59,961

The Bank also acquired $3.7 million and $1.1 million in Federal Home Loan Bank stock and Federal Reserve stock, respectively, and is included in other assets.

The following table presents a summary of yields and contractual maturities of the investment securities portfolio acquired at April 9, 2010 (dollars in thousands):

	Due After One Through Five Years		Due After Five Through Ten Years		Due After Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
U.S. Government agency obligations	$10,934	1.41%	$13,817	3.02%	$1,968	4.13%	$26,719	2.44%
Mortgage-backed securities	5,664	2.06%	4,691	4.64%	21,829	3.88%	32,184	3.67%
State and municipal securities	—	0.00%	577	3.92%	481	4.21%	1,058	4.05%

Total investment securities	$16,598	1.63%	$19,085	3.44%	$24,278	3.90%	$59,961	3.13%

Loans. The following table presents the balance of each major category of loans acquired from the Beach First acquisition as of April 9, 2010:

	Amount	% of Loans
	(Dollars in thousands)
Contractual balance of acquired loans:
Real estate loans:
Residential single family	$150,253	31%
Residential multi-family	12,022	2%
Commercial mortgage	165,371	34%
Construction	110,176	23%

Total real estate loans	437,822	90%

Other loans:
Commercial and industrial	43,179	9%
Other consumer	6,775	1%

Total other loans	49,954	10%

Total contractual balance of acquired loans	487,776	100%

Fair value adjustment	(130,934)

Fair value of loans acquired	$356,842

The weighted average contractual loan yield was 6.22% as of April 9, 2010.

The following table presents the maturity schedule with respect to certain individual categories of loans acquired and provides separate analyses with respect to fixed rate loans and floating rate loans as of April 9, 2010:

	Due Within One Year	Due After One Through Five Years	Due After Five Years	Total
	(In thousands)
Real estate loans:
Residential single family	$65,779	$45,995	$38,479	$150,253
Residential multifamily	10,844	1,178	—	12,022
Commercial mortgage	68,034	79,198	18,139	165,371
Construction	67,303	40,809	2,064	110,176

Total real estate loans	211,960	167,180	58,682	437,822

Other loans:
Commercial and industrial	23,642	18,623	914	43,179
Other consumer	3,668	2,483	624	6,775

Total other loans	27,310	21,106	1,538	49,954

Total loans	$239,270	$188,286	$60,220	$487,776

Total fixed rate	$132,912	$125,313	$7,109	$265,334
Total variable rate	106,358	62,973	53,111	222,442

Total	$239,270	$188,286	$60,220	$487,776

The Bank also acquired other real estate owned with a fair value of $6.7 million. The Bank refers to the loans and other real estate owned acquired as “covered loans”, as the Bank will be reimbursed by the FDIC for a substantial portion of any future losses on them under the terms of the loss-share agreements. The loans are reported exclusive of the expected reimbursement from the FDIC.

At the April 9, 2010 acquisition date, the Bank estimated the fair value of Beach First’s acquired loan portfolio at $356.8 million, which represents the expected discounted cash flows from the portfolio. In estimating such fair value, we (a) calculated the contractual amount and timing of undiscounted principal and interest payments (the “undiscounted contractual cash flows”) and (b) estimated the amount and timing of undiscounted expected principal and interest payments (the “undiscounted expected cash flows”). The amount by which the undiscounted expected cash flows exceed the estimated fair value (the “accretable yield”) is accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows represents the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in Beach First’s acquisition loan portfolio at the acquisition date. The credit risk is not reflected in the allowance for loan losses.

As part of the loan portfolio fair value estimation, the Bank established the FDIC indemnification asset, which represents the present value of the estimated losses on covered loans to be reimbursed by the FDIC. The FDIC indemnification asset will be reduced as losses are recognized on covered loans and loss-sharing payments are received from the FDIC. Realized losses in excess of acquisition date estimates will increase the FDIC indemnification asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC indemnification asset will be reduced by a charge to earnings.

A summary of the covered loans (excluding other real estate owned) acquired in Beach First acquisition as of April 9, 2010, and the related discount is as follows:

	Credit-impaired Loans	Other Loans	Total
	(In thousands)
Real estate loans:
Residential single family	$86,940	$63,313	$150,253
Residential multi-family	8,328	3,694	12,022
Commercial and industrial real estate	77,900	87,471	165,371
Construction	82,252	27,924	110,176

Total real estate loans	255,420	182,402	437,822
Other loans:
Commercial business	19,256	23,923	43,179
Other consumer	515	6,260	6,775

Total other loans	19,771	30,183	49,954

Total loans	275,191	212,585	487,776
Total discount resulting from acquisition date fair value	113,376	17,558	130,934

Net loans	$161,815	$195,027	$356,842

Credit-impaired covered loans are those loans showing evidence of credit deterioration since origination, and it is probable, at the date of acquisition, that we will not collect all contractually required principal and interest payments. Generally, the acquired loans that meet our definition for nonaccrual status fall within the definition of credit-impaired covered loans.

The undiscounted contractual cash flows for the covered credit-impaired loans and covered other loans are $275.2 million and $ 212.6 million, respectively. The amounts include principal only and do not reflect accrued interest as of the date of the acquisition. The undiscounted estimated cash flows not expected to be collected for the covered credit-impaired loans and covered other loans are $105.7 million and $8.9 million, respectively.

The accretable yield on covered credit-impaired loans and covered other loans represents the amount by which the undiscounted expected cash flows exceed the estimated fair value. At April 9, 2010, such accretable yield was approximately $7.6 million and $8.7 million, respectively. The covered credit-impaired loans and covered other loans will be reviewed each reporting period to determine whether any changes occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield.

Deposits. The Beach First acquisition increased the Bank’s deposits by $500.0 million at April 9, 2010. The following table presents a summary of the deposits acquired and the average interest rates in effect at the acquisition date:

	April 9, 2010
	Amount	Weighted Average Interest Rate
	(Dollars in thousands)
Non-interest bearing demand	$34,935	—
Interest-bearing demand	79,423	0.69%
Savings	3,636	0.61%
Time deposits:
Less than $100,000	131,282	2.23%
$100,000 and greater	249,311	1.91%
Time deposits fair value adjustment	1,396

Total	$499,983

At April 9, 2010, scheduled maturities of time deposits were as follows:

April 9. 2010
Maturing years ending December 31:	(In thousands)
2010	$350,788
2011	28,134
2012	1,206
2013	124
2014 & thereafter	341

Total	$380,593

From the acquisition, the Bank assumed $500.0 million in deposits at fair value. This amount represents approximately 37.0 % of our total deposits of $1.35 billion at March 31, 2010. All brokered deposits of Beach First were retained by the FDIC.

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with these deposits have intangible value. The Bank applied FASB ASC Topic 805, “Business Combinations,” which prescribes the accounting for goodwill and other intangible assets, such as core deposit intangibles in a business combination. The Bank determined the fair value of a core deposit intangible asset totaling approximately $1.1 million, which will be amortized on an accelerated basis over an estimated ten year period, which is its estimated economic life. In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits. Future amortization of this core deposit intangible asset over the estimated economic life will decrease results of operations. Since amortization is a non-cash item, it will have no effect upon future liquidity and cash flows. For the calculation of regulatory capital, this core deposit intangible asset is disallowed and is a reduction of equity capital. As such the Company and the Bank expect no material impact on regulatory capital as a result of this core deposit intangible asset.

Borrowings. As of April 9, 2010, borrowings acquired primarily consisted of Federal Home Loan Bank (“FHLB”) advances that were secured by a blanket lien on eligible loans plus investment securities. The advances were recorded at their estimated fair value of $57.5 million, which was derived using pricing supplied by the FHLB. The advances can be repaid at any time with a prepayment penalty. The following table summarizes the FHLB advances outstanding and weighted average interest rate at April 9, 2010:

Year of Maturity	Estimated Amortization Amount	Rate
	(Dollars in thousands)
2010	$22,500	4.94%
2011	10,000	0.41%
2015	10,000	3.87%
2017	12,500	4.30%

Total	55,000	3.78%
Fair value adjustment	2,491

Total	$57,491

The Bank also assumed repurchase agreements totaling $3.1 million. Due to the short-term nature of these repurchase agreements, no fair value adjustment was recorded.

Operating Results and Cash Flows. The Company’s management has from time to time become aware of acquisition opportunities and has performed various levels of review related to potential acquisitions in the past. The Beach First transaction was attractive to us for a variety of reasons, including the initial expansion into the state of South Carolina which provided an augmented footprint in the Carolinas, opportunity to build on Beach First’s strong deposit market and retail following, and an attractive core deposit base. Based on these and other factors, including mitigated credit risk through the FDIC loss-share agreements, we believe that this acquisition will enhance long-term shareholder value.

The earnings for the second quarter of 2010 will include a pre-tax gain of $19.3 million from the acquisition of Beach First. This will represent a significant increase of earnings when compared to net income of $1.4 million, or $0.12 per share, reported for the first quarter of 2010. The acquisition is expected to positively affect the Company’s operating results in the near term. We believe that the transaction will improve our net interest income, as we earn more from interest earned on our loans and investments than we pay in interest on deposits and borrowings.

The extent to which operating results may be adversely affected by the acquired loans is significantly mitigated by the loss-share agreements and related discounts reflected in the fair value of these loans. In accordance with the provisions of FASB ASC Topic 310-30, “Receivables,” the fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Company’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below-market rate of return.

Topic 310-30 applies to a loan with evidence of deterioration of credit quality since origination, acquired by completion of a transfer for which it is probable at acquisition that the investor will be unable to collect all contractually required payments receivable. Topic 310-30 prohibits carrying over or creating an allowance for loan losses upon initial recognition for loans that fall under its scope. On the acquisition date, the estimate of the contractual principal and interest payments for all impaired loans acquired in the acquisition was $299.4 million and the estimated fair value of the loans was $161.8 million. These amounts were determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and market liquidity and interest rates.

On the acquisition date, the unpaid principal balance for all nonimpaired loans acquired in the acquisition was $212.6 million and the estimated fair value of the loans totaled $195.0 million. The fair value of nonimpaired loans was determined based upon the estimated remaining life of the underlying loans, which include the effects of estimated prepayments, expected credit losses and adjustments related to market liquidity and prevailing interest rates at the acquisition date.

The loss share agreements will likely have a material impact on the cash flows and operating results of the Company in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The loss-share agreements may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged-off or charged-down after best collection efforts have been exhausted, the loss-share agreements will cover a substantial portion of the loss associated with the covered assets.

The effects of the loss-share agreements on cash flows and operating results in the long-term will be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the loss-share agreements to make payments over time. As the loss-share agreements cover up to a ten-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from the borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accretable to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources. The Bank believes that its liquidity position will be improved as a result of this transaction. The Bank acquired $61.1 million in cash and due from banks, as well as $60.0 million of investment securities. These assets are considered highly-liquid and provide liquidity for various operating needs, including the funding of deposit runoff. In addition, the Beach First acquisition provided for an entry into a new market with access to new customers, and allows the Bank the opportunity to generate new deposit balances as needed to support its liquidity position.

The Bank continues to exceed minimum liquidity standards and continues to exceed the minimum thresholds established for a well-capitalized bank by regulatory measures. The actual capital ratios and pro forma capital ratios for the Bank at March 31, 2010 as follows:

	Actual	Pro Forma
Tier 1 leverage capital ratio	8.23%	8.87%
Tier 1 risk-based capital ratio	10.91%	10.85%
Total risk-based capital ratio	12.81%	12.60%

The pro forma capital ratios use actual March 31, 2010 balances of the Bank adjusted for Beach First purchase accounting as if the acquisition had occurred as of March 31, 2010.

Financial Statements

The following financial statements are attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01:

Audited Statement of Assets Acquired and Liabilities Assumed at April 9, 2010

(d) Exhibits

Exhibit No.	Description of Exhibit

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Audited Statement of Assets Acquired and Liabilities Assumed at April 9, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 24, 2010

BNC BANCORP

By:	/s/ David B. Spencer
David B. Spencer Executive Vice President & Chief Financial Officer (Principal Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

23.1	Consent of Independent Registered Public Accounting Firm

99.1	Audited Statement of Assets Acquired and Liabilities Assumed at April 9, 2010